Exhibit 2.3

FIRST AMENDMENT TO

SETTLEMENT AND PURCHASE AGREEMENT

THIS AMENDMENT is dated March 19, 2003 and amends the SETTLEMENT AND PURCHASE AGREEMENT dated as of February 26, 2003, by and among August Technology Corporation, a Minnesota corporation (“August”), Semiconductor Technologies & Instruments, Inc., a Delaware corporation (“STI”) and ASTI Holdings Limited, a company incorporated in Singapore (“ASTIHL”).

WHEREAS, the parties had entered into an agreement dated February 26, 2003 (the “Settlement Agreement”) for the sale by ASTIHL to August of all the issued and outstanding shares of capital stock of STI.

WHEREAS, the shareholders of ASTIHL has approved the sale by ASTIHL to August of all of the issued and outstanding shares of capital stock of STI but the parties for various reasons have not yet completed the Settlement Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree to amend the following provision of the Settlement Agreement:

7.1)                             Closing Date.  The consummation of the transactions provided for herein (the “Closing”) shall take place at 10:00 a.m. (local time) on April 2, 2003 (provided the conditions to the parties’ obligations are satisfied by such date), or on such other date and/or at such other time as the parties hereto may agree upon (the “Closing Date”) and neither party may unreasonably object to such changes so long as it is prior to April 30, 2003.  The Closing shall take place at the offices of STI, or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in the manner appropriate for each, and to be dated as of the date first above written.

AUGUST TECHNOLOGY CORPORATION

By:	/s/ John M. Vasuta
Its:	Vice President Intellectual Property, General Counsel

ASTI HOLDINGS LIMITED

By:	/s/ Charles Cher
Its:	Chief Executive Officer

SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC.

By:	/s/ Kwek Kiong Woo
Its:	Director

AMENDMENT NO. 2

TO

SETTLEMENT AND PURCHASE AGREEMENT

THIS AMENDMENT is dated as of April 15, 2003 (“Execution Date”), and amends that certain Settlement and Purchase Agreement dated February 26, 2003 (the “Purchase Agreement”) and First Amendment dated March 19, 2003 by and among August Technology Corporation, a Minnesota corporation (“August”), Semiconductor Technologies & Instruments, Inc., a Delaware corporation (“STI”) and ASTI Holdings Limited, a company incorporated in Singapore (“ASTIHL”).

WHEREAS, the parties had entered into the Purchase Agreement for, inter alia, the sale by ASTIHL to August of all the issued and outstanding shares of capital stock of STI.

WHEREAS, the parties wish to amend the Purchase Agreement to address the claims asserted by Rudolph Technologies, Inc. (“Rudolph”) and/or its subsidiary ISOA Inc. (“ISOA”) that STI has misappropriated or is infringing proprietary technology, trade secrets or other intellectual property of Rudolph or ISOA.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

A)                                  Definitions.  Except to the extent expressly modified by this Amendment, all capitalized terms used in this Amendment shall have the meanings set forth in the Purchase Agreement.

ARTICLE II

PAYMENT OF PURCHASE PRICE

A)                                  Payment of Purchase Price.  Section 2.4(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

2.4)                             Payment of Purchase Price.

(b)                                 On or prior to the Closing Date, August and ASTIHL shall execute and deliver an Escrow Agreement substantially in the form attached hereto as Exhibit 2.4(b) (the “Escrow Agreement”).  At Closing, August shall deliver to the Escrow Agent 215,000 shares of August Common Stock (the “Escrow Fund”) from the Stock Portion, 35,000 shares of which (the “First Pool”) shall secure ASTIHL’s performance of its indemnification obligations under Article 9 with respect to any breach of covenants set forth in Sections 5.13, 5.21, 5.22 and 8.5 and 180,000 shares of which (the “Second Pool”) shall secure ASTIHL’s performance of its indemnification obligations under Article 9 with respect to: (i) a misuse, misappropriation or infringement by STI of Intellectual Property rights of Rudolph or ISOA or (ii) a breach of the STI-ISOA Development Agreement between ISOA and STI dated December 24, 1997.  The Escrow Agent shall not release from escrow to ASTIHL any of the Escrow Fund except in accordance with the express terms of this Agreement and the Escrow Agreement.  In the event of a conflict between the two, the terms of the Escrow Agreement shall govern.

B)                                    Revised Escrow Agreement.  Exhibit 2.4(b) to the Purchase Agreement shall be amended and restated in its entirety to read as set forth in Exhibit A to this Amendment.

ARTICLE III

DELIVERY OF FINANCIAL INFORMATION

A)                                  Financial Statements.  Section 3.10 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

3.10)                       Financial Statements.  Attached as Schedule 3.10 is a true and complete copy of  (i) STI’s audited financial statements for the years ended  December 31, 2000, and December 31, 2001 and (ii) STI’s unaudited financial statements as of and for the nine month periods ended September 30, 2002 and 2001, (iii) before execution of this amendment, Schedule 3.10 shall be updated to add STI’s audited financial statements as of and for the years ended December 31, 2001 and December 31, 2002, (iv) not later than April 30, 2003, STI’s audited financial statements as of and for the years ended December 31, 2001 and December 31, 2002 included in Schedule 3.10 shall be updated to to include STI’s unaudited financial statements as of and for the three months ended March 31, 2002 and March 31, 2003 and (v) within 15 days of Closing, Schedule 3.10 shall be updated to include an unaudited balance sheet, prepared using the same principles and management judgments as the audited statements, as of the Closing Date (the “Closing Balance Sheet”) (collectively, (i), (ii), (iii), (iv), and (v) are herein collectively referred to as the “Financial Statements”).  All the Financial Statements have been and shall be prepared in accordance with GAAP and fairly represent in all material respects the financial position of STI as of their respective dates and the results of operations and cash flows for the applicable periods ended on such dates.  The statements of earnings included within the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.  The books of account of STI accurately reflect STI’s items of income and expense and all assets and liabilities and accruals that properly should have been reflected therein in accordance with GAAP consistently applied throughout the periods covered thereby.

B)                                    Audit Reports.                   Section 5.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

5.13)                       Audit Reports.  Before the execution of this Amendment, ASTIHL has provided to August financial statements of STI prepared in accordance with GAAP (i) as of and for the years ended December 31, 2000 and December 31, 2001 audited by a firm of independent public accountants of recognized international standing, (ii) as of and for the nine months ended September 30, 2001 and 2002 unaudited but fairly reflecting the financial condition of STI as of the dates thereof, and (iii) STI’s audited financial statements as of and for the years ended December 31, 2001 and December 31, 2002 audited by a firm of independent public accountants of recognized international standing.  As soon as possible, but in any event on or before April 30, 2003, (whether before or after the Closing) ASTIHL shall update the audited financial statements as of and for the years ended December 31, 2001 and December 31, 2002 to include the unaudited financial statements prepared as of and for the three months ended March 31, 2002 and 2003, which three month statements shall be unaudited financial statements of STI prepared in accordance with GAAP and shall fairly reflect the financial condition of STI as of the dates thereof.  All financial statements delivered to August pursuant to this Section 5.13 shall be prepared in accordance with and in a form that will enable August to satisfy SEC requirements regarding the filing of financial statements of STI, as determined by August and August’s accountants.  ASTIHL acknowledges that the Financial Statements required by this Section 5.13 are those necessary for August to comply with its filing obligations under the rules of the Exchange Act and that to the extent August notifies ASTIHL in writing referencing this Section 5.13 that such filing obligations require less or more than the financial information identified here or the Financial Statements require modification to comply with GAAP as determined by the SEC, ASTIHL shall provide any information and assistance as may be necessary to make such modifications and shall pay the fees and expenses of  any accounting firms (to be approved by ASTIHL), whether engaged by ASTIHL, August or STI, incurred in connection with such modifications.  At the time each of the Financial Statements required by this Section 5.13 are provided to August, ASTIHL shall provide a reconciliation of STI’s internal general ledger to the balances reflected on the audited statements as of December 31, 2001 and 2002 and to the unaudited statements as of March 31, 2003 and the Closing Balance Sheet.  Concurrently, ASTIHL shall provide detailed account reconciliations of all balances on such statements.

C)                                    Audit; Post-Closing Balance Sheet.      Section 8.5 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

8.5)                             Audit; Post-Closing Balance Sheet.  If ASTIHL has not provided to August on or prior to the Closing Date all of the financial statements required by Section 5.13, ASTIHL shall take all actions necessary or appropriate, including paying any and all fees for the accounting firm engaged by STI, to permit the delivery of such financial statements in the form required by Section 5.13 as soon as possible following closing and in no event later than April 30, 2003.  Within 15 days of Closing, ASTI shall update Schedule 3.10 to include an unaudited balance sheet, prepared using the same principles and management judgments as STI’s audited financial statements, as of the Closing Date (the “Closing Balance Sheet”).

ARTICLE IV

BENEFIT PLANS

A)                                  Self Funded Health Insurance.  Section 5.20(a) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

(a)                                  Self Funded Health Insurance.  ASTIHL and STI agree to terminate the self-insured health plan currently sponsored and maintained by STI effective as of the Closing Date.  ASTIHL shall be solely responsible for any and all obligations, compensation, reimbursements or liabilities for which STI is responsible with respect to such self-insured health plan, including but not limited to claims incurred but unreported under such plan through and including the Closing Date.  As soon as administratively practicable following the Closing Date, August shall permit the employees of STI as of the Closing Date to enroll in the health insurance plan currently maintained by August, as amended from time to time, and shall take all steps necessary to waive any actively-at-work requirement for those employees who may be on an approved leave at the time of such enrollment.  The parties further agree that ASTIHL and its Affiliates shall continue to maintain a group health plan, whether insured or self-insured, through which COBRA continuation coverage will be provided to those former employees, their spouses and dependents who are “M&A Qualified Beneficiaries” within the meaning of Treas. Reg. § 54.4980B-9, and shall remain solely responsible for providing such coverage as required by Code Section 4980B and the regulations issued thereunder, Part 6 of Title I of ERISA, and applicable state law.  In no event shall August assume any liability for providing COBRA continuation coverage to such M&A Qualified Beneficiaries.

ARTICLE V

INDEMNIFICATION

A)                                  Indemnification of August.  Section 9.1(iv) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

(iv)                              any actual or threatened litigation or claims with respect to a misuse, misappropriation or infringement by the Wafer Inspection Business of the Intellectual Property rights of a third party, including without limitation any actual or threatened litigation or claims, whether initiated by Rudolph, ISOA, August or STI, with respect to: (a) a misuse, misappropriation or infringement by STI of Intellectual Property rights of Rudolph or ISOA or (b) breach of or noncompliance with the STI-ISOA Development Agreement between ISOA and STI dated December 24, 1997 (Indemnifiable Losses related to matters described in (a) and (b) shall be collectively referred to as “Rudolph/ISOA Losses”);

B)                                    Limitations on Indemnification.  Sections 9.8(a) and (b) shall be amended and restated in their entirety to read as follows:

(a)  Cap.  Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 9.8(f) below, ASTIHL shall not have any liability to any August Affiliate for Indemnifiable Losses after ASTIHL in the aggregate has paid to August Affiliates the Maximum Indemnified Amount (defined below) in cash or August Common Stock as indemnity pursuant to claims made under Section 9.1 for Indemnifiable Losses incurred by August Affiliates.  Similarly, notwithstanding anything to the contrary in this Agreement, August shall not have any liability to ASTIHL or any of its Affiliates for Indemnifiable Losses after August in the aggregate has paid to ASTIHL Affiliates the Maximum Indemnified Amount (defined below) as indemnity pursuant to claims made under Section 9.2 for Indemnifiable Losses incurred by August Affiliates.  “Maximum Indemnified Amount” means (i) $950,000 for claims brought on or prior to the first anniversary of the Closing Date, and (ii) $495,000 for claims brought after the first anniversary but prior to the second anniversary of the Closing Date.

C)  Minimum Claim.  Section 9.8(e) shall be amended and restated in its entirety to read as follows:

(e)                                  Minimum Claim.  Except as set forth in Section 9.8(f) below, no liability shall attach to the Indemnifying Party unless the aggregate amount of all claims for which it would, in the absence of this provision, be liable shall exceed $10,000 and in such event the Indemnifying Party shall only be liable for the excess.

D)                                   Exception to Limitations on Indemnification.  Section 9.8 of the Purchase Agreement shall be amended to add a new subsection (f) to read as follows:

(f)                                    Exceptions.  Sections 9.8(a), and 9.8(e) shall not apply to any claim for indemnification by August Affiliates with respect to any breach of covenants set forth in Section 5.20 or any claim for indemnification by August Affiliates with respect to Rudolph/ISOA Losses.  ASTIHL shall not have any liability to any August Affiliate for Rudolph/ISOA Losses, except for the legal fees and disbursements as noted below, incurred after ASTIHL in the aggregate has paid to August Affiliates $670,000 in cash or August Common Stock from the Second Pool as indemnity pursuant to claims made under Section 9.1 for Rudolph/ISOA Losses incurred by August Affiliates.  Any distribution to August Affiliates from the Second Pool in satisfaction of Rudolph/ISOA Losses shall not reduce the Maximum Indemnified Amount available to August Affiliates with respect to any other claim under Section 9.1. The legal fees and disbursements incurred by August Affiliates to resolve the Rudolph/ISOA issue shall be equally apportioned between August and ASTIHL.

ARTICLE VI

OTHER PROVISIONS

A)                                  Effectiveness of Purchase Agreement.  Except as otherwise provided herein, the Purchase Agreement shall remain in full force and effect.

B)                                    Release and Assurance Agreement.  Nothing set forth in the Purchase Agreement or this Amendment shall be deemed to terminate or release any party from its obligations under that certain Release and Assurance Agreement dated May 23, 2002 by and among August and Flextech Holdings Limited.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in the manner appropriate for each, and to be dated as of the date first above written.

AUGUST TECHNOLOGY CORPORATION

By:	/s/ John M. Vasuta
Its:	Vice President Intellectual Property, General Counsel

ASTI HOLDINGS LIMITED

By:	/s/ Charles Cher
Its:	Chief Executive Officer

SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC.

By:	/s/ Kwek Kiong Woo
Its:	Director